Exhibit 99.1

FOR IMMEDIATE RELEASE

McCormick appoints Jacques Tapiero to Board of Directors

SPARKS, MD, SEPTEMBER 26, 2012 — McCormick & Company, Incorporated (NYSE:MKC) today announced that Jacques Tapiero, Senior Vice President and President, Emerging Markets for Eli Lilly and Company (NYSE: LLY), has been appointed to the Board of Directors of McCormick effective September 24, 2012.

Mr. Tapiero has led Lilly’s emerging markets business unit since 2009 and brings more than 25 years of international business experience from the innovation-driven pharmaceutical company based in Indianapolis, IN. Currently, he leads the company’s business strategy in many of the world’s fastest-growing markets, such as China, Russia, Brazil, Mexico, South Korea and Turkey. He is a member of Lilly’s executive committee.

Previously, Mr. Tapiero served as president of the intercontinental region for Lilly, which comprised offices in Asia, Australia, African and Middle East countries, Canada, Latin America and Russia. Prior to this role, Mr. Tapiero has served as president and general manager for both Lilly France and Lilly Brazil, as well as managing director of Lilly Sweden. He has held several sales and finance positions in Indianapolis, France, Sweden and Switzerland since joining Lilly in 1983.

Alan D. Wilson, Chairman, President & CEO of McCormick commented, “We are extremely pleased to have Mr. Tapiero join our Board. His broad business experience and extensive global background will bring our Board meaningful insight and expertise as we continue the global growth of our business.”

Mr. Tapiero was born in Morocco and is a Swiss citizen. He obtained MBA degrees from the Ecole Superieure de Commerce at Clermond Ferrand in France and from the American Graduate School of International Management, Glendale, Arizona.

About McCormick

McCormick & Company, Incorporated is a global leader in flavor. With more than $3.5 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses.

Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.

To learn more please visit us at www.mccormickcorporation.com.

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For information contact:

Corporate Communications:

Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com